Exhibit 10.18

Amendment No. 2 to Employment Agreement

Amendment Number 2 to the Amended and Restated Employment Agreement dated as of December 5, 2003 (the “Employment Agreement”) as further amended on January 27, 2006, by and between Aetna Inc. (“Aetna”), a Pennsylvania corporation and Ronald A. Williams (“Executive”).

Whereas, Aetna and Executive have previously entered into the Employment Agreement;

Whereas, the Employment Agreement was amended on January 27, 2006 (“Amendment Number 1”);

Whereas, Aetna and Executive wish to further amend the Employment Agreement to comply with Section 409A of the Internal Revenue Code of 1986 and the regulations issued thereunder, as amended from time to time (“Section 409A”);

Now, Therefore, the Employment Agreement is further amended effective December 31, 2008, as follows:

1.
Section 2.02(a) is amended to add the following sentence at the end thereof:  “All bonuses shall be paid no later than March 15th of the calendar year immediately following the year to which such bonuses relate.”

2.
Section 2.03(c) is amended to add the following sentence at the end thereof:  “Notwithstanding the foregoing sentence, the parties agree that Executive is not entitled to any vested benefit under his prior employer’s defined benefit plan and therefore no offset shall be applied.”

3.
Section 2.03(d) is amended to delete the last sentence thereof and replace it with the following sentence:  “The Pension Benefit shall be payable in the form and at the times provided, from time to time, in the Retirement Plan and the Supplemental Pension Benefit Plan, as applicable.”

4.	Section 3.02(b)(i) is amended to add the following sentence at the end thereof:

“The payment date with respect to restricted stock units (RSUs) shall be the vesting date, provided, however, that to the extent any Award constitutes ‘deferred compensation’ within the meaning of Section 409A, such Award shall vest as provided herein but payment shall not accelerate unless the Change in Control would also be treated as having resulted in the occurrence of a ‘change in control event’ as such term is defined in Treasury Regulation Section 1.409A-3(i)(5)(i) (a “409A Change in Control”).”

5.	Section 3.02(b)(ii) is amended to add the following at the end of the last sentence thereof: “, including the last sentence thereof”.

6.
Section 3.03(y) is amended to add the following phrase at the end thereof:  “, provided that a Change in Control must occur within six (6) months following the Qualifying Event for this Section 3.03(y) to be applicable.

7.
Section 3.03(a) is amended to (i) delete the words “as soon as practicable”; (ii) add the following phrase after the words “document business expenses”:  “, payable in accordance with the Company’s payroll practice or applicable plan, policy or program”; and (iii) add the following phrase after the words “(the “Pro-Rata Bonus Amount”)”:  “, payable on the sixtieth (60th) day following the Qualifying Event.”.

8.	Section 3.03(b) is amended to delete the words “as soon as practicable a lump sum amount”.

9.	Section 3.03 is amended to add a new paragraph (d) as follows:

“(d)  Notwithstanding the foregoing:

(i)      if the Qualifying Event occurs after a Change in Control and such Change in Control is also a 409A Change in Control, then (A) the amounts provided in Section 3.04(b)(i) shall be paid in a lump sum amount on the sixtieth (60th) day following the Qualifying Event (and subject to the Delay Period, if applicable) and (B) the excess of the amounts provided in Section 3.03(b)(i) and (ii) over the amounts provided in Section 3.04(b)(i) shall be paid in a lump sum amount on the date that is six (6) months and one (1) day following the Qualifying Event;

(ii)     if the Qualifying Event occurs after a Change in Control and such Change in Control is not a 409A Change in Control, then (A) the amounts provided in Section 3.04(b)(i) shall be paid in accordance with such Section 3.04(b)(i), (B) the excess of the amounts provided in Section 3.03(b)(i) and (ii) over the amounts provided in Section 3.04(b)(i) shall be paid in a lump sum amount on the date that is six (6) months and one (1) day following the Qualifying Event and (C) all other benefits and payments provided in Section 3.04(b) shall be paid or provided in accordance with such Section 3.04(b) and any excess of benefits and payments provided in Section 3.03 shall be paid or provided in accordance with such Section 3.03;

(iii)    If a Contemplation of a Change in Control is applicable and a Change in Control occurs after a Qualifying Event (whether or not such Change in Control is also a 409A Change in Control), then (A) the amounts provided in Section 3.04(b)(i) shall continue to be paid in accordance with such Section 3.04(b)(i), (B) the excess of the amounts provided in Section 3.03(b)(i) and (ii) over the amounts provided in Section 3.04(b)(i) shall be paid in a lump sum amount on the date that is six (6) months and one (1) day following the Qualifying Event and (C) all other benefits and payments provided in Section 3.04(b) shall be paid or provided in accordance with such Section 3.04(b) and any excess of benefits and payments provided in Section 3.03 shall be paid or provided in accordance with such Section 3.03.

10.
Section 3.04(b)(i) is amended to add the following language at the end thereof:  “provided that such release shall be signed and returned to the Company not later than 60 days following the Qualifying Event and provided further that any payment required hereunder shall not begin until the sixtieth (60th) day following a Qualifying Event.”

11.	Section 3.06 is deleted in its entirety.

12.
Section 4.02(b) is amended to delete the last sentence thereof and to replace it with the following sentence: “In the event that the Payments are subject to reduction hereunder, the Company will reduce first the Payments made under Section 3.03(b) (or 3.04(b)(i), as the case may be) and then, if necessary, will reduce other Payments pro-rata.”

13.
Section 4.04(a) is amended to add the following at the end thereof:  “; provided, however, that entitlement to payment under this Section 4.04(a) shall not accelerate payment of, or change the form of payment with respect to, the original Payments that were reduced under Section 4.02(b).”

14.
Section 4.04(b) is amended to delete the second sentence thereof and to replace it with the following sentence: “In the event that the Redetermined Payments are subject to reduction under this paragraph and any such portion of the Redetermined Payments has not yet been paid to Executive, the Company will reduce first the portion of such unpaid Redetermined Payments that is attributable to amounts payable under  Section 3.03(b) (or 3.04(b)(i), as the case may be) and then, if necessary, will reduce other portions of the Redetermined Payments pro-rata.”

15.
Section 6.02 is amended to (i) delete the words “or connection with a termination in a Contemplation of a Change in Control” and (ii) add the following at the end thereof: “or the arbitrator determines that a termination occurred in connection with a Contemplation of a Change in Control, provided that payment for Executive’s legal fees and expenses shall be made within sixty (60) days following the applicable determination.”

16.	Section 6.17 is amended in its entirety to add the following paragraphs:

“(a)           The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A or the Company independently makes such determination, the Company shall, after consulting with Executive, reform such provision to try to comply with or be exempt from Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(b)           A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 6.17(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)           Any reimbursements or in-kind benefits provided under this Agreement shall be administered in accordance with Code Section 409A, such that:  (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during one year shall not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other year; (ii) reimbursement of eligible expenses shall be made on or before December 31 of the year following the year in which the expense was incurred; and (iii) Executive’s right to reimbursement or in-kind benefits shall not be subject to liquidation or to exchange for another benefit.  Any tax gross-up payment as provided herein shall be made in any event no later than the end of the calendar year immediately following the calendar year in which Executive remits the related taxes, and any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed.

(d)           For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned has caused this Amendment Number 2 to be executed this 31 day of December, 2008.

AETNA, INC.

/s/ Elease E. Wright
By:
Title:

EXECUTIVE
/s/ Ronald A. Williams
Ronald A. Williams